UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2007

                      SELIGMAN NEW TECHNOLOGIES FUND, INC.
             (Exact name of Registrant as specified in its charter)

            Maryland                     811-09353                13-4064344
(State or other jurisdiction of   (Commission File Number)    (I.R.S. Employer
         incorporation)                                      Identification No.)

                                100 Park Avenue,
                            New York, New York 10017
               (Address of principal executive offices, zip code)

Registrant's telephone number, including area code  (212) 850-1864

                                 Not Applicable
         (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|   Pre-commencement   communications   pursuant  to  Rule13e-4(C)  under  the
      Exchange Act (17CFR 240.13e-4(c))

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SECTION 7 - REGULATION FD DISCLOSURE

Item 7.01 Regulation FD Disclosure.

The  Registrant is furnishing the following  information  pursuant to Regulation
FD:

Seligman New Technologies Fund, Inc. (the "Fund")

Portfolio Transactions

The Fund has executed definitive purchase and sale agreements (the "Agreements") to sell certain investments that it has made directly in company shares, notes or warrants which are not publicly traded or are otherwise subject to trading restrictions ("Direct Investments"), as well as those made directly in limited partnerships. One of the Fund's Direct Investments will not be sold pursuant to the Agreements. This Direct Investment is the only remaining investment that has any material value to the Fund, and the Fund has executed a letter of intent to sell this investment. Under the terms of the Agreements, the estimated net proceeds to the Fund are expected to be approximately $22.1 million.

Although the Agreements and a letter of intent have been executed, the Fund cannot provide any assurances that a sale or sales of these investments will occur or, if any such sale or sales do occur, as to the final amount of the net proceeds to the Fund. The sales of these various securities are subject to various conditions, including obtaining any necessary third-party consents and approvals and satisfaction of issuer-specific sale conditions and, in the case of the sale of the one Direct Investment covered by the letter of intent, negotiation and execution of a definitive purchase and sale agreement.

To the extent any transactions occur, the Fund's investment manager believes that they are likely to occur in one or more closings over the next 60 to 90 days. It is anticipated that the net proceeds from the sales will be made available to shareholders within 60 to 90 days following the date of the last closing.

Liquidation Period Expenses

When the Fund commenced its liquidation, the Fund changed its basis of accounting from the going concern basis to the liquidation basis. This accounting change required the Fund to accrue, as a liability, an estimate of operating expenses expected to be incurred by the Fund during the liquidation period ("Liquidation Period Expenses"). The estimate of the Liquidation Period Expenses was based upon a liquidation over many years. Because, upon execution of the Agreements, complete liquidation is anticipated over a substantially shorter time frame, the estimated remaining Liquidation Period Expenses will be substantially reduced from $3.4 million to approximately $500,000, causing the Fund's net asset value to increase by the difference.

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Net Asset Value Impact

Since the execution of the Agreements, the Fund's net asset value has changed only slightly from the February 28, 2007 net asset value. This is, in large part, because the Fund has continuously adjusted the fair values of its holdings (both upward and downward) based upon available information, including the third-party bids that have been received since the Fund first publicly announced that it had received inquiries from third parties seeking to acquire one or more of the Fund's holdings in private companies.

Management Fees

Assuming the portfolio transactions under the Agreements occur as contemplated, the Fund's investment manager will reduce its management fee rate for the Fund from 1.25% per annum to 0.41% per annum of average daily net assets to reflect the limited cash investment and management services to be performed until final distribution payments are made to shareholders. The reduced fee rate is comparable to that charged by the Fund's investment manager to manage the assets of a money market fund in the Seligman Group of Funds. The reduction in the fee rate will be effective on the business day that follows the last closing date for the Fund under its Agreements.

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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            SELIGMAN NEW TECHNOLOGIES FUND, INC.

Date: March 20, 2007

                                             By: /s/ Paul B. Goucher
                                                 -------------------------------
                                                 Paul B. Goucher
                                                 Assistant Secretary